EXHIBIT 10.1

March 8, 2024
William Brown
c/o 3M Company
3M Center
St. Paul, Minnesota 55144
Dear Bill:
Congratulations! I am pleased to present this at-will employment offer for you to join 3M Company (“3M” or the “Company”) as Chief Executive Officer, reporting to 3M’s Board of Directors. We hope that you share our enthusiasm for the growth opportunities and rewards that will be available to you as a 3M employee. The terms of this offer are as follows:
Start Date
Your first day of employment with the Company is expected to be May 1, 2024 (your actual first day of employment, the “Start Date”).
Cash Compensation
Your starting first year annual target cash compensation will be $4,950,000. This compensation is composed of an annual base salary of $1,800,000 paid in monthly installments and a short-term incentive compensation opportunity with a target value of $3,150,000 paid annually. Your annual base salary and short-term incentive compensation opportunity for 2024 will be prorated based on the portion of the year worked.
The actual short-term incentive compensation you receive will be determined in accordance with the terms of the 3M Annual Incentive Plan or any successor thereto and may be more or less than the target amount specified above for a variety of reasons, including 3M’s performance against the goals established by the Compensation and Talent Committee of 3M’s Board of Directors (the “Committee”), your individual job performance, and your satisfaction of applicable vesting requirements.
The amount of your target cash compensation will be reviewed at least annually and may be adjusted by 3M.
Hiring Bonus
You will receive a hiring bonus equal to $3,000,000. Enclosed is a copy of a Hiring Bonus Repayment Agreement, which requires you to repay all or a portion of the Hiring Bonus, less any taxes withheld by 3M at the time of payment, if, before the third anniversary of the Start Date, you resign from employment with the Company or the Company executes a written determination that you have engaged in an act of “Misconduct” (as defined in the 3M Company 2016 Long-Term Incentive Plan). Note that you will not be eligible for the Hiring Bonus until you have started your employment with 3M and payment of the Hiring Bonus is expressly conditioned upon your execution and return of the enclosed Hiring Bonus Repayment Agreement no later than thirty (30) days following the Start Date.

You will receive the Hiring Bonus within thirty (30) days of 3M’s receipt of your executed Hiring Bonus Repayment Agreement.
Long-Term Incentives
You will be eligible to receive long-term incentive (“LTI”) awards. These awards may be in the form of performance shares, stock options, restricted stock units, or another alternative based on 3M common stock. As discussed, the aggregate target value of your “annual” LTI awards is expected to be approximately $13,000,000, as reasonably determined by the Company in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation -- Stock Compensation (“FASB ASC Topic 718”), excluding the effect of forfeitures; provided, however, that the target grant value of all annual LTI awards you receive in 2024 will be prorated based on the Start Date. See “Initial Long-Term Incentive Awards” below for additional information regarding the prorated 2024 annual LTI awards.
The final target value of each LTI award you receive will be determined by the Committee in its discretion and may differ for a variety of reasons, including changes in external market surveys, job performance, and changes in your duties and responsibilities. The ultimate value of such awards will depend on a number of factors, such as the performance of 3M and the value of 3M common stock.
All long-term incentive compensation awards and amounts will be subject to the terms and conditions of the 3M Company 2016 Long-Term Incentive Plan or any successor thereto (the “LTIP”) and the applicable award agreements, including terms related to the expiration or loss of awards or potential payments in the event of your termination of employment; provided, however, that, for purposes of all “annual” equity awards you receive during your employment with 3M, the terms “Retires” or “Retirement” will be defined to mean your termination of employment with 3M after attaining age sixty (60) with at least five (5) years of employment service.
Initial Long-Term Incentive Awards. In consideration of your execution of the Employee Agreement and as an inducement to join the Company, it will be recommended to the Board of Directors that you receive a special one-time inducement RSU award (the “Inducement RSU Award”), a special one-time inducement 2024 performance share award (the “Inducement PSA”), a pro rata 2024 performance share award (the “2024 PSA”), and a pro rata 2024 stock option grant (the “2024 Stock Option”) under the LTIP no later than sixty (60) days following the Start Date (or, if the Company is in possession of material nonpublic information on the last day of such period, on the first trading day thereafter on which the Company is not, and has not been for at least three (3) consecutive full trading days, in possession of material nonpublic information). If approved as proposed, the terms of each award will be as described below.
RSU Award. The Inducement RSU Award will cover a number of shares of 3M common stock (each, a “Share”) determined by dividing $2,500,000 by the closing trading price of a Share on the grant date and rounding the result up to the nearest whole Share. Subject to your continued employment, the RSUs subject to the Inducement RSU Award will vest in a series of equal installments on each of the first three (3) anniversaries of the grant date.
Performance Share Awards. The Inducement PSA and 2024 PSA will cover a target number of performance shares determined by dividing $2,500,000 and $4,333,3331, respectively, by the closing trading price of a Share on the grant date and rounding the result up to the nearest whole share. Subject to your continued employment, the Inducement PSA and the 2024 PSA will vest in a single installment on Decemb
1 If your actual start date is not May 1, 2024, the target grant values of the pro rata 2024 annual performance share award and pro rata 2024 annual stock option award will be adjusted so that the aggregate target grant value of such awards equals the result determined by multiplying $13,000,000 by a fraction, the numerator of which is the number of whole calendar months remaining in 2024 as of your actual start date and the denominator of which is 12.

er 31, 2026. The actual number of Shares that may be earned pursuant to the Inducement PSA and the 2024 PSA will depend on your continued employment with the Company and the extent to which the performance goals established for the awards are achieved. The performance period and performance goals for the Inducement PSA and 2024 PSA will be the same as those of the annual performance share awards made to 3M’s other executive officers in 2024.
Stock Option. The 2024 Stock Option will be a nonqualified stock option covering a number of Shares determined by dividing $4,333,3332 by the grant date fair value of a stock option covering one Share with an exercise price equal to the exercise price of the 2024 Stock Option, as reasonably determined by the Company in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The per Share exercise price of the 2024 Stock Option will equal the closing trading price of a Share on the grant date. The 2024 Stock Option will vest and become exercisable in a series of equal installments on each of the first three (3) anniversaries of the grant date, subject to your continued employment.
Other Terms and Conditions. The remaining terms and conditions of the Inducement RSU Award, Inducement PSA, 2024 PSA, and 2024 Stock Option will be as set forth in the LTIP and the applicable award agreements, including terms regarding the expiration or forfeiture of awards upon termination of employment.
Relocation
For this role, your primary office location will be 3M Headquarters in Maplewood, MN. Therefore, you will be required to relocate. To help with your relocation to the Minneapolis-Saint Paul metropolitan area, 3M will provide comprehensive relocation benefits in accordance with the enclosed Relocation Policy; provided, however, that notwithstanding anything to the contrary in the Relocation Policy, you will not be reimbursed for any expenses or receive any incentives or other benefits (e.g., marketing assistance, home sale assistance, or loss-on-sale assistance) related to the sale of your residence in Florida. If you have questions about 3M's Relocation Policy, please contact Hyun Gon Jung, Director, HR Benefits, at (651) 666-8119.
In addition to other applicable contingencies, this offer is contingent on your execution of the enclosed 3M Relocation Repayment Agreement.
Indemnification
As a senior executive of the Company, you will receive the same indemnification protections and directors’ and officers’ liability insurance coverage as that provided to the Company’s other senior executives.
3M Total Compensation Package
Our total compensation package is one of the many benefits of joining 3M. This package goes beyond your cash compensation and long-term incentives and includes a broad range of benefits and services that can be tailored to your current life situation and adjusted periodically to fit your needs. You will receive additional information following commencement of employment.
Aircraft Use
For the safety and security of the Company’s Chief Executive Officer, 3M’s Policy on Private Aircraft Use requires the Chief Executive Officer to use private aircraft for all business and personal travel. As this precaution is being taken for the benefit of the Company and its shareholders and is not optional for the Company’s Chief Executive Officer, past Chief Executive Officers have not been asked to reimburse the Company for any portion of the expenses associated with such travel. The Committee,
2 See footnote 1 above.

however, reserves the right to ask you to repay a portion of the incremental cost associated with your personal use of 3M’s aircraft or other private aircraft, as calculated for proxy reporting purposes.
Vacation
Executives are not required to track vacation usage. We acknowledge the demands and expectations of your role and support your use of judgment to take care of your well-being. Along those lines, we anticipate you will utilize around five weeks of vacation time annually.
Withholding
All compensation and benefits payable to you pursuant to the terms of this offer letter or otherwise will be subject to deduction of all Federal and state income taxes and all other taxes and amounts 3M may be required to collect or withhold.
Reservation of Rights
3M reserves the right at any time to make changes to or terminate its compensation and benefit plans, including incentive compensation plans. These changes could impact your eligibility to receive compensation and benefits under these plans, the time and form of payment, as well as changes in the factors and formulas for measuring performance and converting that performance into payments. Any such changes could affect your ability to earn compensation (including incentive compensation) after the change(s) take effect. 3M also reserves the right to make changes in the allocation of your planned total cash compensation between base salary and short-term incentive compensation.
Direct Deposit
3M is a direct deposit employer. Payments to employees are made via direct deposit. You will be expected to provide personal bank account information to 3M on the effective date of employment. 3M will respect and comply with your rights in accordance with Federal and state regulations.
Previous Agreement(s) with other employers
By accepting this offer, you are representing to 3M that you have checked, and you are subject to no binding contractual or other legal restrictions that would prevent you from performing the duties of the position offered to you. In addition to the other contingencies set forth in this offer, this offer is contingent upon 3M’s verification that you are not subject to any restrictions that would prevent (or make it unacceptably difficult) for you to perform the duties of the position being offered to you in 3M’s judgment. As part of this verification process, you agree to cooperate with 3M by providing it with all contracts and other information available to you regarding restrictions arising from your past employment or other work associations that remain in effect and may place legal restrictions on you. If there are contracts or other restrictions that you cannot share with 3M due to confidentiality obligations or for some other reason, you agree to cooperate with 3M in identifying an alternative means (through legal counsel representing you or otherwise) for 3M to conduct the forgoing verification process to 3M’s satisfaction. Your initial day of employment with the Company will not be established until this verification review has been completed. The failure to provide full, accurate and complete information and cooperation in this verification review process may result in the withdrawal of this offer and/or termination of your employment with 3M if you are already employed when the failure is discovered.
Employee Agreement
Prior to your first day of employment, you will be asked to sign a 3M Employee Agreement, as a condition of your employment. A blank copy of this agreement is enclosed for your review. The original, signed agreement will be retained by 3M. Employment with 3M is “at will,” which means that either you or 3M may end the employment relationship at any time, for any reason or no reason, and with or without notice. Nothing in this offer of employment is intended to or does create an employment relationship that is not “at will.”
Stock Ownership Guidelines
You will be expected to maintain compliance with the Company’s Stock Ownership Guidelines, as in effect from time to time. Under the current terms of the guidelines, you will have five years to accumulate ownership of Shares having an aggregate market value equal to six times your annual base salary. A copy of the Company’s current Stock Ownership Guidelines is enclosed for your review.
Recoupment Policy
As a senior executive of the Company, certain compensation paid or provided to you will be subject to the terms of the Company’s Recoupment Policy, as in effect from time to time. A copy of the Recoupment Policy as currently in effect is enclosed for your review.
Additional Contingencies
Please note that in addition to the other contingencies outlined elsewhere in this offer, this offer also is contingent upon the satisfactory completion of the pre−employment background screening process. Because this offer is contingent upon all contingencies set forth in this offer, you should not resign from any boards of directors on which you are a member until 3M contacts you and confirms that all applicable contingencies have been cleared. Nothing is final until that time, and 3M will not confirm your first day of employment with the Company until it receives confirmation that all pre-employment contingencies have been satisfactorily met and confirms the same with you. Please carefully review the following information pertaining to the pre−employment background investigation authorization process at 3M.
Pre-Employment Background Investigation Authorization
3M will conduct a pre-employment background investigation on all individuals who have been given contingent offers of employment, as permitted by applicable law. If applicable law allows for pre-employment background screening, within 1 business day of your acceptance of this offer, you will receive an email from HireRight at the email address you provided in the employment application process. The email you receive will contain a link to HireRight’s secure web application, where you will be provided additional information to assist you in completing on−line submission and consent forms. When you complete your online background screening submission, you will be required to electronically acknowledge receipt of 3M’s Background Screening Disclosure & Authorization form and give your consent. This background screening submission step needs to be completed immediately upon receiving the email request. Enclosed is a copy of our Background Screening Disclosure & Authorization form. This background screening submission step needs to be completed immediately upon receiving the email request. To conduct your pre-employment background screening, we must have access to your Social Security Trace, which is conducted through a credit reporting agency, Experian. If you have an existing credit freeze with Experian, HireRight will not be able to complete this portion of your background screen which will further delay the pre-employment contingency process. At the time of initiating your pre-employment background screening with HireRight, we will ask that you unfreeze your credit to complete this component. Certain terms, conditions, and fees may apply.
Employment Eligibility Verification Form (Department of Justice I-9 Form)
Federal law requires companies to verify that new employees are United States citizens or foreign nationals who are authorized to work in the United States. 3M must comply with this law. On the first day of your employment, the law requires you to do the following:
1.Complete section one of an Employment Eligibility Verification Form (Department of Justice Form I-9); and

2.Provide acceptable documents, which identify and certify that you are a citizen of the United States or a foreign national who is authorized to work in the United States. A 3M representative will examine and copy these documents.
Please review the acceptable list of I-9 documents. Please review the list of acceptable documents and bring them to orientation on your first day of work or, if you are working remotely, follow the separate instructions that you will receive as part of your new employee paperwork. If you do not provide proper identification within three (3) business days of your Start Date, we will be required by law to terminate your employment with 3M.
3M Company participates in E-Verify. E-Verify is an internet-based system operated by the Department of Homeland Security (DHS) in partnership with the Social Security Administration (SSA) that allows participating employers to electronically verify the employment eligibility of their newly hired employees. As a participant in E-Verify, 3M will provide the SSA and, if necessary, the DHS, with information from each new employee’s Form I-9 to confirm work authorization.
I trust this information will answer some of your questions, as well as convey our enthusiasm to bring you on board at 3M. I am happy to answer any outstanding questions you may have on the content of this offer.
Our culture fosters innovation to meet the needs of our customers, employees, investors, and community. We look forward to sharing a successful future with you, and we hope you’ll accept our offer of employment.
Sincerely,

/s/ Zoe Dickson

Zoe Dickson
Executive Vice President and
Chief Human Resources Officer

Enclosures